Exhibit 99

Media Contact	May 6, 2008
Andy Brimmer, 205-410-2777	For Immediate Release

HealthSouth Reports Results for First Quarter Ended March 31, 2008

Revenues, Discharges, and Net Income Increase

Operating Cash Flows Increase

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS) (the “Company”) today reported its results of operations for the first quarter ended March 31, 2008. Compared to the first quarter of 2007, net operating revenues increased by 5.8%, discharges increased by 2.7%, and net income increased by $76.4 million.

“The results of the first quarter indicate our growth strategies are gaining traction. Discharges were up 2.7% quarter over quarter and 5.3% sequentially, which drove net operating revenue increases of 5.8% and 6.8%, respectively. In addition to solid organic growth, the recent announcement of our purchase of The Rehabilitation Hospital of South Jersey demonstrates that our development efforts are starting to yield results,” said Jay Grinney, President and Chief Executive Officer of HealthSouth. “In addition to implementing our growth strategies, we also continued to manage our expenses in a disciplined manner and, on March 31, 2008, closed on the sale of the corporate campus, which will yield additional expense reductions on a go-forward basis.”

Net Operating Revenues

Consolidated net operating revenues for the first quarter of 2008 were $469.0 million, a $25.9 million, or 5.8% increase from the same quarter of 2007. Net operating revenues from our inpatient hospitals were $423.0 million, representing a 7.7% increase over the same quarter of 2007. This increase was primarily attributable to an increase in our Medicare reimbursement that was effective October 1, 2007 and a 2.7% increase in discharges quarter over quarter. The quarter-over-quarter increase in discharges was primarily the result of our TeamWorks initiative, which is designed to standardize and enhance the Company’s sales and marketing activities.

Increased revenues attributable to our inpatient hospitals were offset by decreased outpatient revenues. Outpatient visits declined 10.6% in the first quarter of 2008 compared to the first quarter of 2007 due primarily to the closing of 20 underperforming satellites throughout 2007. During the same quarterly periods, outpatient net operating revenues were down only 3.6% due to strong unit pricing. Sequentially, outpatient visits decreased by only 0.2% from the fourth quarter of 2007.

Total Operating Expenses

Total operating expenses decreased by 7.1% in the first quarter of 2008 compared to the first quarter of 2007.

•

General and administrative expenses decreased by $15.0 million, or 34.8%, due primarily to the divestitures of our surgery centers, outpatient, and diagnostic divisions in the second and third quarters of 2007.

•

The provision for doubtful accounts improved to 1.7% of net operating revenues for the quarter, compared to 2.3% for the same period last year. These improvements are reflective of the benefits we have seen with the new billing and collections software we installed in 2006, as well as the standardization of selected business office practices in our hospitals.

•	Professional fees were down significantly as we concluded the vast majority of our various restructuring efforts in 2007.

Our ability to reduce these expenses allowed us to continue to invest in our workforce. Salaries and benefits were 49.7% of net operating revenues in the first quarter of 2008 compared to 49.2% of net operating revenues in the first quarter of 2007. Recognizing the importance of our employees, coupled with our desire to improve retention and reduce turnover at our hospitals, we made an investment in our people in 2008 by increasing the employer matching contributions to our 401(k) savings plan, providing benefits to part-time employees, and enhancing medical plan benefits without passing along any increase to our employees. Our salaries and wages increased due to merit increases for our employees and targeted salary range adjustments in markets where we determined we were not competitive with our base salaries, both of which were effective October 1, 2007.

The following items also were included in total operating expenses in the first quarters of 2008 and 2007:

•

Amounts included in the line entitled other operating expenses in our condensed consolidated statements of operations increased due primarily to professional fees with a consulting firm associated with our TeamWorks initiative. TeamWorks is an operational initiative designed to identify best practices in a number of key areas and standardize those practices across all our hospitals. This initiative is expected to be completed in the third quarter of 2008, with no similar expenses expected to recur in 2009.

•

In the first quarter of 2008, we recorded a $32.6 million decrease in the liability associated with our securities litigation settlement based on the value of our common stock and warrants underlying the settlement as of March 31, 2008. During the first quarter of 2007, we reduced this liability by approximately $17.5 million based on the value of the common stock and warrants underlying the settlement as of March 31, 2007. These changes are noncash in nature. There are approximately 5.0 million shares of common stock and warrants to purchase approximately 8.2 million shares of common stock (with a strike price of $41.40 per share) underlying this settlement. As of March 31, 2008, these shares of common stock and warrants have not been issued and are not included in our basic or diluted common shares outstanding.

•

In accordance with Financial Accounting Standards Board (“FASB”) Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we accelerated the depreciation of our corporate campus so that the net book value of the corporate campus equaled the estimated net proceeds we expected to receive on the sale transaction’s closing date. The quarter-over-quarter impact of this acceleration of depreciation approximated $11 million.

Operating Earnings

Operating earnings were $87.6 million for the first quarter of 2008 compared to $32.6 million for the first quarter of 2007 (see supplemental information attached to this press release for the calculation of operating earnings).

Pre-tax Income (Loss) from Continuing Operations and Net Income (Loss)

The Company reported a pre-tax income from continuing operations of $4.0 million for the first quarter of 2008 compared to a pre-tax loss from continuing operations of $25.5 million for the first quarter of 2007. Pre-tax income from continuing operations for the first quarter of 2008 included a $32.6 million reduction in our liability associated with our securities litigation settlement (as discussed above) and a $36.6 million loss on our interest rate swap.

Net income available to common shareholders was $13.3 million, or $0.17 per share (basic and diluted), for the first quarter of 2008 compared to a net loss available to common shareholders of ($63.1) million, or ($0.80) per share (basic and diluted), for the first quarter of 2007. Net income available to common shareholders in the first quarter of 2008 included a gain of approximately $19.3 million (included as a component of income from discontinued operations in our condensed consolidated statement of operations) related to the five Illinois facilities that received regulatory approval during the first quarter of 2008 for the transfer to ASC Acquisition LLC, who purchased our surgery centers division in June 2007.

“HealthSouth continues to generate strong cash flow which is reflected in the $41.8 million generated from operating activities in the first quarter of 2008,” said John Workman, Executive Vice President and Chief Financial Officer of HealthSouth. “With our cash flow from operations and the proceeds from the sale of the corporate campus, we continue to generate significant cash for debt reduction, but also have sufficient funds to make disciplined acquisitions in our core inpatient rehabilitation hospital business.”

Cash Flow and Balance Sheet

Cash and cash equivalents, which included the net proceeds from the sale of our corporate campus, were $60.4 million as of March 31, 2008. Capital expenditures were $8.7 million for the quarter.

During the first quarter of 2008, we used drawings under our revolving credit facility to redeem approximately $5 million of our 10.75% Senior Notes due 2016, which carry a higher interest rate than borrowings under our Credit Agreement.

During April 2008, and in accordance with the provisions of our Credit Agreement, we temporarily used the entire net proceeds from the sale of our corporate campus to reduce amounts outstanding under our revolving credit facility. Our Credit Agreement allows for some of the net proceeds to be reinvested in capital expenditures, which we may do in subsequent periods. In addition, we expect to use cash flows from the receipt of additional federal and state income tax refunds to further reduce our debt outstanding. However, no assurances can be given as to whether or when such cash flows will be received.

2008 Guidance

Based on our results for the first quarter of 2008, we are reaffirming the 2008 guidance we provided in our Current Report on Form 8-K dated February 25, 2008 and related earnings release. Our ability to meet this guidance is dependent upon our ability to continue to grow inpatient discharges each quarter in order to offset the negative impact of the Medicare pricing rollback that became effective on April 1, 2008 and will continue until September 30, 2009. In addition, we must continue to strategically manage our operating expenses.

On December 29, 2007, The Medicare, Medicaid and State Children’s Health Insurance Program (SCHIP) Extension Act of 2007 (the “2007 Medicare Act”) was signed into law, permanently setting the compliance threshold of the “75% Rule” at 60%, and allowing hospitals to continue using patients’ secondary medical conditions, or “comorbidities,” to determine whether a patient qualifies for inpatient rehabilitation care under the rule. An element of the 2007 Medicare Act is a reduction in the pricing of Medicare-eligible services to a pricing level that existed in the third quarter of 2007. This “roll-back” is effective from April 1, 2008 until September 30, 2009. The long-term impact of permanently establishing a 60% compliance threshold is positive for the Medicare patients we serve and for the Company. We anticipate the temporary negative impact of the pricing roll-back will be offset by volume increases created by the fact that more patients now have access to our high quality inpatient rehabilitation services.

Our 2008 guidance includes the following:

•

Inpatient discharges are expected to grow 2% to 4% year over year. We expect this growth will occur throughout the year as we complete the roll-out of our TeamWorks initiative, which is scheduled to be completed by the end of the third quarter.

•	Based on our current complement of hospitals and outpatient satellites, we expect our 2008 consolidated net operating revenues to be in the range of $1.80 billion to $1.85 billion.
•

Adjusted consolidated EBITDA is expected to be in the range of $320 million to $335 million. Included in this projected 2008 adjusted consolidated EBITDA range is approximately $8 million of professional fees associated with our TeamWorks initiative. This expense is not expected to recur in 2009.

•

We expect our diluted net loss per share available to common shareholders will be in the range of ($0.08) to $0.00 per share. However, there are two non-routine items included in this “as reported” range estimate.

1.

The acceleration of depreciation related to our corporate campus, as discussed above. The year-over-year impact of this acceleration of depreciation approximates $10 million. No similar charges are expected in 2009.

2.

During 2008, we expect to incur approximately $25 million of professional fees including legal fees related to our derivative litigation and professional fees related to income tax consulting fees and various projects surrounding our pursuit of our remaining income tax refund claims. While no assurances can be provided that similar costs will not be incurred in 2009, any amounts spent in 2009 should be less than expenses incurred in 2008.

If these two items are added back to our net loss, our adjusted diluted earnings per share is projected to be in the range of $0.30 per share to $0.38 per share. Our diluted share count is forecasted to approximate 92 million shares.

The above guidance does not incorporate any assumptions related to: (1) mark-to-market adjustments to the liability associated with our securities litigation settlement that are required until the applicable common stock and warrants are issued; and (2) any gain or loss associated with the fair value adjustments to our interest rate swap over the remaining term of this agreement.

Other Information

The Company expects to file it Form 10-Q for the three months ended March 31, 2008 this week. When filed, the report can be found on the SEC’s website at www.sec.gov. The information in this press release is summarized and should be read in conjunction with the Form 10-Q for the three months ended March 31, 2008, when filed.

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2008	2007
	(In Millions, Except Per Share Data)
Net operating revenues	$ 469.0	$ 443.1
Operating expenses:
Salaries and benefits	232.9	218.2
Other operating expenses	70.4	67.0
General and administrative expenses	28.1	43.1
Supplies	27.5	25.8
Depreciation and amortization	30.1	18.0
Occupancy costs	12.3	12.8
Provision for doubtful accounts	8.1	10.4
Gain on disposal of assets	(0.4)	–
Government, class action, and related settlements	(36.4)	(12.2)
Professional fees—accounting, tax, and legal	3.6	21.8
Total operating expenses	376.2	404.9
Loss on early extinguishment of debt	0.3	–
Interest expense and amortization of debt discounts and fees	47.4	58.5
Other income	(0.7)	(4.7)
Loss on interest rate swap	36.6	4.3
Equity in net income of nonconsolidated affiliates	(2.4)	(2.7)
Minority interests in earnings of consolidated affiliates	7.6	8.3
Income (loss) from continuing operations before income tax expense	4.0	(25.5)
Provision for income tax expense	0.1	3.3
Income (loss) from continuing operations	3.9	(28.8)
Income (loss) from discontinued operations, net of income tax benefit
(expense)	15.9	(27.8)
Net income (loss)	19.8	(56.6)
Convertible perpetual preferred stock dividends	(6.5)	(6.5)
Net income (loss) available to common shareholders	$ 13.3	$ (63.1)
Weighted average common shares outstanding:
Basic	78.9	78.7
Diluted	92.3	92.1
Basic and diluted earnings (loss) per common share:
Loss from continuing operations available to common shareholders	$ (0.03)	$ (0.45)
Income (loss) from discontinued operations, net of income tax benefit
(expense)	0.20	(0.35)
Net income (loss) per share available to common shareholders	$ 0.17	$ (0.80)

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31, 2008	December 31, 2007
	(In Millions)
Assets
Current assets:
Cash and cash equivalents	$ 60.4	$ 19.8
Restricted cash	64.5	63.6
Restricted marketable securities	29.3	28.9
Accounts receivable, net of allowance for doubtful accounts of
$36.7 in 2008; $37.8 in 2007	240.9	220.2
Insurance recoveries receivable	230.0	230.0
Other current assets	62.2	58.7
Current assets held for sale	10.2	16.2
Total current assets	697.5	637.4
Property and equipment, net	693.9	744.4
Goodwill	406.1	406.1
Intangible assets, net	25.0	26.1
Investment in and advances to nonconsolidated affiliates	42.7	42.7
Assets held for sale	21.4	63.2
Income tax refund receivable	48.7	52.5
Other long-term assets	76.7	78.2
Total assets	$ 2,012.0	$ 2,050.6
Liabilities and Shareholders’ Deficit
Current liabilities:
Current portion of long-term debt	$ 61.6	$ 68.3
Accounts payable	46.0	49.1
Accrued expenses and other current liabilities	396.3	365.5
Government, class action, and related settlements	365.0	400.7
Current liabilities held for sale	43.0	86.9
Total current liabilities	911.9	970.5
Long-term debt, net of current portion	1,989.0	1,974.4
Liabilities held for sale	4.1	4.2
Other long-term liabilities	172.2	171.4
	3,077.2	3,120.5
Commitments and contingencies
Minority interest in equity of consolidated affiliates	85.7	97.2
Convertible perpetual preferred stock	387.4	387.4
Shareholders’ deficit:
Total shareholders’ deficit	(1,538.3)	(1,554.5)
Total liabilities and shareholders’ deficit	$ 2,012.0	$ 2,050.6

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2008	2007
	(In Millions)
Net cash provided by (used in) operating activities	$ 41.8	$ (2.1)
Net cash provided by investing activities	33.1	63.1
Net cash used in financing activities	(34.4)	(57.7)
Effect of exchange rate changes on cash and cash equivalents	–	0.1
Increase in cash and cash equivalents	40.5	3.4
Cash and cash equivalents at beginning of period	19.8	27.1
Cash and cash equivalents of divisions and facilities held for sale at
beginning of period	0.4	14.4
Less: Cash and cash equivalents of divisions and facilities held for sale
at end of period	(0.3)	(19.3)
Cash and cash equivalents at end of period	$ 60.4	$ 25.6

Operating activities. Net cash provided by operating activities increased quarter over quarter due primarily to the increase in net operating revenues and decrease in operating expenses discussed above. In addition, net cash used in operating activities for the three months ended March 31, 2007 included $29.9 million of cash settlement payments related primarily to our Medicare Program Settlement negotiated in 2004. The three months ended March 31, 2008 included cash settlement payments of $7.3 million related primarily to our settlement with the United States Department of Health and Human Services Office of Inspector General negotiated in 2007.

Investing activities. The decrease in net cash provided by investing activities quarter over quarter was due primarily to a reduction in proceeds from certain transactions in each period. During the three months ended March 31, 2007, we sold certain restricted marketable securities and received proceeds of approximately $65.0 million. During the three months ended March 31, 2008, we received approximately $43.9 million in proceeds from asset disposals, including our corporate campus.

Financing activities. The quarter-over-quarter decrease in net cash used in financing activities resulted from a higher cash balance as of March 31, 2008 compared to prior periods, the divestitures of our surgery centers, outpatient, and diagnostic divisions during the second and third quarters of 2007, decreased net debt payments, and our debt amendment costs related to our divestitures.

HealthSouth Corporation and Subsidiaries

Supplemental Non-GAAP Disclosures

Adjusted Consolidated EBITDA

	Three Months Ended March 31,
	2008	2007
	(In Millions)
Net income (loss)	$ 19.8	$ (56.6)
(Income) loss from discontinued operations	(15.9)	27.8
Provision for income tax expense	0.1	3.3
Loss on interest rate swap	36.6	4.3
Interest expense and amortization of debt discounts and fees	47.4	58.5
Loss on early extinguishment of debt	0.3	–
Government, class action, and related settlements	(36.4)	(12.2)
Net noncash loss on disposal of assets	0.1	0.1
Depreciation and amortization	30.1	18.0
Professional fees—accounting, tax, and legal	3.6	21.8
Compensation expense under FASB Statement No. 123(R)	3.3	3.6
Sarbanes-Oxley related costs	–	0.3
Adjusted Consolidated EBITDA(1)	$ 89.0	$ 68.9

(1)	Adjusted Consolidated EBITDA is a non-GAAP financial measure. We believe it is useful to investors as it is used in our covenant calculations under our Credit Agreement.

Adjusted Consolidated EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered as an alternative to net income (loss) or to cash flows from operating, investing, and financing activities. Because Adjusted Consolidated EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted Consolidated EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

Our Credit Agreement allows certain items to be added to arrive at Adjusted Consolidated EBITDA that are viewed as not being ongoing costs once the Company has completed its restructuring.

After consummation of the divestitures of our surgery centers, outpatient, and diagnostic divisions, and in accordance with our Credit Agreement, Adjusted Consolidated EBITDA is calculated to give effect to each divestiture, including adjustments for the allocation of corporate overhead to each divested division. However, these allocation are estimates and are not necessarily indicative of the Adjusted Consolidated EBITDA that would have resulted had the applicable divisions been divested as of the beginning of each period presented. Accordingly, these adjustments are not included in the above table. In addition, we are allowed to add other income, including interest income, to the calculation of Adjusted Consolidated EBITDA under our Credit Agreement. This includes interest income associated with our federal income tax recovery. This amount has not been included in the above calculation as it would not be indicative of our Adjusted Consolidated EBITDA for future periods.

HealthSouth Corporation and Subsidiaries

Supplemental Non-GAAP Disclosures

Operating Earnings

We define operating earnings as income before (1) loss on early extinguishment of debt, (2) interest expense and amortization of debt discounts and fees, (3) other income, (4) loss on interest rate swap, and (5) income tax expense. We use operating earnings as an analytical indicator to assess our performance. Our operating earnings for the three months ended March 31, 2008 and 2007 were as follows:

	Three Months Ended March 31,
	2008	2007
	(In Millions)
Net operating revenues	$ 469.0	$ 443.1
Total operating expenses	376.2	404.9
Equity in net income of nonconsolidated affiliates	(2.4)	(2.7)
Minority interests in earnings of consolidated affiliates	7.6	8.3
Operating earnings	$ 87.6	$ 32.6

Operating earnings is not a defined measure of financial performance under GAAP and should not be considered as an alternative to net income (loss). Because operating earnings is not a measure determined in accordance with GAAP and is susceptible to varying calculations, operating earnings, as presented, may not be comparable to other similarly titled measures presented by other companies.

HealthSouth Corporation and Subsidiaries

Supplemental Information

	March 31, 2008	December 31, 2007	March 31, 2007
# of inpatient rehabilitation hospitals	94	94	92
# of long-term acute care hospitals	6	6	8
# of outpatient satellites	60	60	80

	Three Months Ended March 31,
	2008	2007
	(In Millions)
Net patient revenue—inpatient	$ 423.0	$ 392.6
Net patient revenue—outpatient and other revenues	46.0	50.5
Net operating revenues	$ 469.0	$ 443.1

	(Actual Amounts)
Discharges*	26,517	25,822
Outpatient visits	307,656	344,266
Average length of stay	15.2 days	15.3 days
Occupancy %	66.6%	66.6%
# of licensed beds	6,671	6,581
Full-time equivalents**	15,455	15,613

*	Represents discharges from our consolidated hospitals. As of March 31, 2008, we had 91 consolidated hospitals.
**

Excludes 433 and 653 full-time equivalents for the three months ended March 31, 2008 and 2007, respectively, who are considered part of corporate overhead with their salaries and benefits included in general and administrative expenses in our condensed consolidated statements of operations. Full-time equivalents included in the above table represent those who participate in or support the operations of our hospitals.

	Three Months Ended March 31,
	2008	2007
	(In Millions)
Income (loss) from continuing operations	$ 3.9	$ (28.8)

Basic weighted average common shares outstanding	78.9	78.7
Diluted weighted average common shares outstanding	92.3	92.1

Basic income (loss) from continuing operations per common share	$ 0.05	$ (0.37)
Diluted income (loss) from continuing operations per common share	$ 0.04	$ (0.37)

Basic and diluted income (loss) from continuing operations per common share is not a defined measure of financial performance under GAAP and should not be considered as an alternative to the per common share loss from continuing operations available to common shareholders. Because this measure is not a measure determined in accordance with GAAP and is susceptible to varying calculations, it may not be comparable to other similarly titled measures presented by other companies. Specifically, the measure shown in the above table excludes $6.5 million of dividends associated with our convertible perpetual preferred stock. See the condensed consolidated statements of operations included in this document for the GAAP measures of basic and diluted earnings (loss) per common share.

HealthSouth Corporation and Subsidiaries

Supplemental Information

During the three months ended March 31, 2008 and 2007, we derived consolidated net operating revenues from the following payor sources:

	Three Months Ended March 31,
	2008	2007
Medicare	68.1%	69.3%
Medicaid	2.3%	1.7%
Workers’ compensation	2.2%	2.3%
Managed care and other discount plans	18.4%	18.0%
Other third-party payors	6.3%	5.6%
Patients	0.8%	0.4%
Other income	1.9%	2.7%
Total	100.0%	100.0%

Our operating results of discontinued operations were as follows:

	Three Months Ended March 31,
	2008	2007
	(In Millions)
Net operating revenues	$ 6.0	$ 313.3
Costs and expenses	9.5	301.3
Impairments	–	35.9
Loss from discontinued operations	(3.5)	(23.9)
Loss on disposal of assets of discontinued operations	(0.1)	–
Gain of divestitures of divisions	18.8	–
Income tax benefit (expense)	0.7	(3.9)
Income (loss) from discontinued operations, net of tax	$ 15.9	$ (27.8)

HealthSouth Corporation and Subsidiaries

Earnings Conference Call

The Company will host an investor conference call at 8:30 a.m. Eastern Time on Wednesday, May 7, 2008, to discuss its results for the first quarter ended March 31, 2008.

The conference call may be accessed by dialing 866-406-5369 and giving the pass code 43792295. International callers should dial 973-582-2847 and give the same pass code. Please call approximately 10 minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at www.healthsouth.com by clicking on an available link.

A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from May 7 until May 28, 2008. To access the replay, please dial 800-642-1687. International callers should dial 706-645-9291. The webcast will also be archived for replay purposes for two weeks after the live broadcast on www.healthsouth.com.

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitation services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves more than 250,000 patients annually through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellites, and home health agencies. HealthSouth strives to be the nation’s preeminent provider of inpatient rehabilitation services and can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against us or any adverse outcome relating to the settlement of the federal securities class action previously disclosed by us; significant changes in HealthSouth’s management team; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; changes, delays in, or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2007.